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                                                                   EXHIBIT 10.33


                                 PROMISSORY NOTE

$3,000,000.00                                                   October 31, 2000

         FOR VALUED RECEIVED, the undersigned, ISN Software Corporation, a Delaware corporation ("Borrower"), unconditionally promises to pay to the order of EarthCare Company, a Delaware corporation ("Lender"), in Dallas, Texas, the principal sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00), in lawful money of the United States and in immediately available funds; provided, however, that in the event Lender does not continue actively to use the OS2K software in its business operations through December 31, 2001, then the principal amount of this Note shall automatically be reduced by $1,000,000. The outstanding principal amount of this Promissory Note shall bear interest at a rate of ten percent (10%) per annum; provided, however, that after default or maturity, principal and past-due interest shall bear interest at the lesser of 18% or the highest lawful rate (the "Maximum Rate").

         Payments of principal and accrued interest on this Promissory Note (this "Note") shall be paid in kind, and made (i) on the 15th of each month in amounts equal to ten percent (10%) of the Gross Revenue of Borrower for the immediately preceding calendar month, (ii) within ten (10) business days following receipt by Borrower of payments of equity capital after the date hereof in excess of $500,000, on a cumulative basis, an amount equal to twenty-five percent (25%) of such excess equity capital, and (iii) within ten
(10) business days following receipt by Borrower of cash or other liquid proceeds from the sale of substantially all of its assets. In no event shall payments of principal or accrued interest be required except as specifically set forth in the immediately preceding sentence. The term "Gross Revenue" shall mean actual cash receipts of Borrower, less the following amounts: (a) any cash, trade or promotional discounts; (b) sales or use taxes, excise taxes, and value-added taxes for licensing (where applicable); (c) duties; (d) returns, including a reserve for future returns; (e) price protection allowances; and (f) any insurance, packing or shipping charges, to the extent the same are actually included in the invoice price.

         Any amounts payable under this Note may be offset against certain damages claimed by Borrower pursuant to Section 7.5 of that certain Asset Purchase Agreement, effective as of October 31, 2000, by and between Borrower and Lender.

         Any amounts payable under this Note may be prepaid, in whole or in part, at any time without penalty or fee of any kind. Failure to accelerate maturity or to exercise any right or remedy shall not preclude the acceleration of maturity or the exercise of any right or remedy in case of one or more subsequent defaults.

         Borrower and all parties now or hereafter liable for the payment hereof, whether as endorser, guarantor, surety or otherwise, severally waive demand, presentment for payment, notice of dishonor, notice of intention to demand or accelerate payment hereof, protest and notice of protest, and diligence in collecting or bringing suit against any party hereof, and agree to all



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extensions, renewals, indulgences, releases or changes which from time to time may be granted by the holder hereof and to all partial payments hereon, with or without notice, before or after maturity.

         Interest paid or agreed to be paid shall not exceed the maximum amount permissible under the applicable laws of the United States or the State of Texas, and, in any contingency whatsoever, if Lender shall receive anything of value deemed interest under such laws which would exceed the amount of interest permissible under those laws, the excessive interest shall be applied first to the reduction of unpaid principal under this Note and the remainder of such excessive interest shall then be refunded to Borrower if such excessive interest exceeds unpaid principal. All interest paid or agreed to be paid under this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed the Maximum Rate.

         If this Note is placed in the hands of an attorney for collection, or if it is collected through bankruptcy or other judicial proceedings, Borrower further agrees to pay all expenses of collection, including, without limitation, attorneys' fees, incurred by the holder hereof.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

                                                    BORROWER:

                                                    ISN Software Corporation


                                                    By:
                                                       -------------------------
                                                       William Addy, President